EXHIBIT 99.1

TOR Minerals Receives $11 Million Purchase Order for Titanium Dioxide Feedstock

CORPUS CHRISTI, Texas, May 21, 2012 - TOR Minerals International (NASDAQ: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced that it has received a purchase order from a major international chemical customer to supply synthetic rutile titanium dioxide feedstock in an aggregate amount of $11 million.  The Company expects to ship and recognize revenue for the entire transaction late during the second quarter of 2012.

"This order has a positive effect on our second quarter financial results.  In addition to incremental gross profit contribution, the order should increase the utilization of our Malaysian plant and allow us to capture previously unabsorbed fixed costs," stated Dr. Olaf Karasch.  "After fulfilling this purchase order, the balance of our inventory and feedstock production capacity for 2012 will be used for our internal needs.  Long-term market conditions for the titanium dioxide feedstock appear to be favorable, and as such, we are exploring alternatives for delivering feedstock material to third parties during 2013 and on a regular basis thereafter."

Headquartered in Corpus Christi, Texas, TOR Minerals International, Inc. is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

Contact:
Dave Mossberg
Three Part Advisors, LLC
817-310-0051